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                                                                   Exhibit 12.1

                        SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                            Six Months Ended June 30,
                                                                                              2001              2000
-------------------------------------------------------------------------------------------------------------------------
                                                                                        (Thousands, except ratio amounts)
Pretax income from continuing operations..............................................    $       8,533     $      4,344

Undistributed income of less than 50% owned equity investees..........................           (1,705)          (1,403)
Minority interest in income of majority owned subsidiaries
  with fixed charges..................................................................             (507)             378
Add fixed charges as adjusted (from below)............................................          129,495          164,394
                                                                                          -------------     ------------
                                                                                          $     135,816     $    167,713
                                                                                          -------------     ------------
Fixed charges:
 Interest expense:
         Corporate    ................................................................    $     111,950     $    139,780
         Financial services...........................................................                -            6,612
         Capitalized  ................................................................                -               (1)
         Amortization of debt costs...................................................            3,008            3,334
1/3 of rental expense.................................................................           14,537           14,668
                                                                                          -------------     ------------
Fixed charges ........................................................................          129,495          164,393
Less:   Capitalized interest..........................................................                -                1
                                                                                          -------------     ------------
Fixed charges as adjusted.............................................................    $     129,495     $    164,394
                                                                                          =============     ============

Ratio (earnings divided by fixed charges).............................................             1.05             1.02
                                                                                          =============     ============

Excluding restructuring and non-recurring charges, the ratio of earnings to fixed charges would have been 1.44 and 1.10 for the six months ended June 30, 2001 and 2000, respectively.